Exhibit 23.1
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-210558, 333-203134 and 333-194880), pertaining to the TriNet Group, Inc. 2000 Equity Incentive Plan, TriNet Group, Inc. 2009 Equity Incentive Plan and TriNet Group, Inc. 2014 Employee Stock Purchase Plan of our report dated March 31, 2016 with respect to the consolidated financial statements and schedule of TriNet Group, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2016.
/s/ Ernst & Young LLP
San Francisco, California
February 27, 2017